Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of March 9, 2007 (the “Effective Date”), by and between SulphCo, Inc., a Nevada corporation (along with its successors and assigns, the “Company”), and Brian Savino (“Executive”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the Company and Executive agree as follows:

1. Employment.

(a) Term. Subject to the terms hereof, Executive’s employment hereunder shall commence as of the Effective Date and continue until the first anniversary of the Effective Date, with automatic one (1) year extensions thereafter, unless otherwise terminated by Executive or by the Company pursuant to Section 3 of the Agreement (such period, the “Employment Period”).

(b) Position, Place of Performance and Duties. Executive will serve as the Company’s President, and Executive shall report directly to the Company’s Chief Executive Officer (“CEO”), the Company’s Board of Directors (the “Board”) and any committees thereof. Executive will have the responsibilities, duties and authority commensurate with the position of President, and Executive will perform such other services of an executive nature as may be prescribed from time to time by the CEO and the Board. Executive will generally perform his services hereunder at the Company’s principal offices in Sparks, NV, or such other place as may be agreed to by Executive and the Board. During the Employment Period, the Company shall pay for all reasonable travel expenses associated with Executive’s commute between Houston, TX and Sparks, NV for the purpose of performing services hereunder. During the Employment Period, Executive will be available to travel for business at such times and to such places as may be reasonably necessary in connection with the performance of his duties hereunder, including, but not limited to, anywhere in the United States, the Middle East and Europe. Executive shall devote his full business time and efforts to the performance of his duties hereunder. For the duration of the Employment Period, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior written approval of the Board, which approval will not be unreasonably withheld; provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational or charitable organization, subject to Executive’s obligations under this Agreement and any agreement contemplated under Section 5 of this Agreement.

2. Compensation.

(a) Base Salary. During the Employment Period, the Company will pay Executive a base salary at the annual rate of $300,000, which amount will be reviewed annually and subject to adjustment at the good faith discretion of the Board (or the Compensation Committee of the Board (the “Compensation Committee”)), including without limitation, discretionary cost of living adjustments (as adjusted from time to time, the “Base Salary”). The Base Salary will be payable in substantially equal installments in accordance with the Company’s payroll practices as in effect from time to time.

(b) Bonuses.

(i) Quarterly Bonuses. During the Employment Period, Executive will be eligible to receive a quarterly bonus of $27,000 (each, a “Quarterly Bonus”), payable at the end of each calendar quarter, provided that Executive remains employed by the Company on the dates on which such Quarterly Bonuses are scheduled to be paid to Executive. Notwithstanding the foregoing, the Quarterly Bonus due to Executive at the end of the first calendar quarter ending after the Effective Date shall be prorated based on the number of days Executive worked for the Company during such calendar quarter.

(ii) Incentive Bonus. In addition to the Quarterly Bonuses, during the Employment Period, based on Executive’s performance relative to fixed targets set by the Board and the Compensation Committee in its sole discretion, and subject to the overall performance of the Company, Executive will be eligible to receive annual incentive bonuses, with a target bonus of up to 50% of Base Salary.

(iii) Signing Bonus. The Company shall pay to Executive a signing bonus of $150,000, payable in four equal installments of $37,500 at the end of each of the first four quarters following the Effective Date as long as Executive remains employed by the Company as of the applicable payment dates.

(c) Equity Compensation. On the Effective Date, Executive will be granted a stock option to purchase two hundred thousand (200,000) shares of the Company's common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant (the “Option”). The Option will vest over a three-year period, with 1/3 of the shares subject to the Option vesting on each of the first three anniversaries following the date of grant. The Option will be subject to the terms, definitions and provisions of the SulphCo, Inc. 2006 Stock Option Plan, and the accompanying stock option agreement under which it is granted. In addition, Executive may further be entitled to annual option grants as part of the annual review process at the discretion of the Board and the Compensation Committee.

(d) Vacation. During the Employment Period, Executive will be entitled to (i) five weeks paid vacation in each calendar year (to be taken at such times and in such number of days as Executive and the Company shall mutually agree), (ii) paid sick days as needed due to illness or other incapacity, and (iii) paid Company holidays, all in accordance with the Company’s policies for its senior executives as in effect from time to time. Any accrued unused vacation may be carried over from one year to the following year, provided that no more than five weeks vacation may be carried over at any time.

(e) Benefits. During the Employment Period, Executive (and his eligible dependents) will be entitled to participate in the same manner as the Company’s other senior executives in any employee benefit plans which the Company provides or may establish for the benefit of its senior executives generally; provided that the Company reserves the right to cancel or change any of its employee benefit plans and programs at any time.

(f) Reimbursement of Expenses. During the Employment Period, the Company will reimburse Executive for all out-of-pocket business expenses that are incurred by him in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time. Without limiting the generality of the foregoing, the Company shall pay or reimburse Executive for charges relating to the use of his cellular phone and reasonable business travel expenses.

3. Termination. Executive’s employment hereunder will terminate upon the first to occur of the following:

(a) Executive’s death;

(b) by the Company in the event of Executive’s Disability (as defined below);

(c) by the Company for Cause (as defined below);

(d) by the Company without Cause; or

(e) by Executive, with or without Good Reason (as defined below).

For purposes of this Agreement, the following terms shall have the following meanings:

“Cause” means: (i) Executive’s conviction of, or plea of nolo contendere to, a felony, or a crime involving dishonesty, disloyalty or moral turpitude; (ii) Executive’s willful disloyalty or deliberate dishonesty; (iii) the commission by Executive of an act of fraud or embezzlement against the Company; (iv) Executive’s failure to use his good faith efforts to perform in all material respects such duties as are contemplated by this Agreement, or to follow any lawful direction of the CEO, the Board or any committee thereof; (v) Executive’s gross negligence in the performance of his duties hereunder; or (vi) a material breach by Executive of any provision of this Agreement or of any Company policy, which breach is not cured within thirty (30) days after delivery to Executive by the Company of written notice of such breach, provided that, if such breach is not capable of being cured within such 30-day period, Executive will have a reasonable additional period to cure such breach. No act or omission on Executive’s part will be considered “willful” unless done, or admitted to be done, by Executive in bad faith or without his reasonable belief that such act or omission was in the best interests of the Company. Any determination of “Cause” shall be made in good faith by a majority vote of the Board.

“Disability” means Executive’s mental, physical or other disability, the condition of which renders him incapable of performing his obligations under this Agreement for a period of 90 consecutive days or an aggregate of 120 days (whether or not consecutive) in any 12-month period. Any determination of “Disability” shall be made in good faith by a majority vote of the Board.

“Good Reason” means, without Executive’s consent: (i) a failure by the Company to comply with any material provision of this Agreement which is not cured within thirty (30) days after Executive has given written notice of such noncompliance to the Company, provided that, if such failure is not capable of being cured within such 30-day period, the Company will have a reasonable additional period to cure such failure; (ii) a material adverse change by the Company in Executive’s responsibilities, duties or authority as the President of the Company, which causes Executive’s position with the Company to have less responsibility or authority than Executive’s position immediately prior to such change, provided that any such change is not in connection with the termination of Executive’s employment with the Company; or (iii) at Executive’s election, a Change in Control of the Company if, following such Change in Control, Executive is no longer the President of the Company (or the surviving or successor company, as applicable), provided that Executive’s election under this subsection (iii) may only be exercised within the thirty (30) day period following the first six (6) month anniversary following the Change in Control.

“Change in Control” means: (i) the acquisition by any person, entity or affiliated group becoming the beneficial owner of more than 50% of the outstanding equity securities of the Company or otherwise becoming entitled to vote more than 50% of the voting power of the Company; (ii) a consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of related transactions would not be the holders immediately after such transaction or series of related transactions of at least 50% of the voting power of the entity surviving such transaction or series of related transactions; or (iii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company. In all respects, the definition of “Change in Control” shall be interpreted to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the provisions of Treasury Notice 2005-1, Proposed Treasury Regulation Section 1.409A and any successor statute, regulation and guidance thereto.

4. Termination Procedures; Effect of Termination.

(a) Notice of Termination. Any termination of Executive’s employment by the Company or Executive (other than termination on account of Executive’s death) shall be communicated by written notice (a “Notice of Termination”) to the other party hereto in accordance with Section 7(a) below, which notice shall indicate the specific termination provision in Section 3 of this Agreement relied upon and, if termination by the Company for Cause, the specific reasons therefore.

(b) Date of Termination. As used herein, “Date of Termination” shall mean: (i) if Executive’s employment is terminated as a result of Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated by reason of Executive’s Disability, on the date Notice of Termination is given or such later date specified in the Notice of Termination as the effective date of termination; (iii) if Executive’s employment is terminated by the Company for Cause, on the date Notice of Termination is given or such later date specified in the Notice of Termination as the effective date of termination; (iv) if Executive’s employment is terminated by the Company without Cause, such date which is specified in the Notice of Termination as the effective date of termination; and (v) if Executive’s employment is terminated by Executive, with or without Good Reason, such date which is specified in the Notice of Termination as the effective date of termination, which date shall be at least thirty (30) days following the date the Notice of Termination is given.

(c) Compensation Upon Termination.

(i) At any time that Executive’s employment is terminated, the Company will pay the Accrued Obligations (as defined below) to Executive (or to his estate or legal representative, if applicable) on or promptly following the Date of Termination. For purposes of this Agreement, “Accrued Obligations” means (A) the portion of Executive’s Base Salary as has accrued up through the Date of Termination which the Executive has not yet been paid, (B) an amount equal to any unpaid bonus which has accrued through the Date of Termination, (C) an amount equal to the value of Executive’s accrued unused vacation days, and (D) the amount of expenses incurred by Executive on behalf of the Company prior to the Date of Termination and not yet reimbursed as of such date.

(ii) In addition to the Accrued Obligations, if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (and other than due to Executive’s death or Disability), then in exchange for Executive’s execution and delivery to the Company of a full general release (which Executive does not later revoke in accordance with its terms), in a form acceptable to the Company, releasing all claims, known or unknown, that Executive may have against the Company, and any subsidiary or related entity, their officers, directors, employees and agents, the Company will (A) within thirty (30) days following the Date of Termination, pay to Executive (or his estate or legal representative if applicable) a lump-sum severance payment equal to one year of his then current Base Salary, and (B) upon proper election of continuation coverage under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) under the Company’s group health plans, continue to pay the group medical and dental COBRA premiums for Executive and Executive’s eligible dependents until the earlier of (x) the date Executive first becomes eligible for coverage under a subsequent employer’s applicable group health plan(s), (y) the date such coverage terminates under applicable law, or (z) twelve (12) months after the Date of Termination.

Notwithstanding any other provision with respect to the timing of payments under this Section 4(c), if, at the time of Executive’s termination, Executive is deemed to be a “specified employee”  (within the meaning of Code Section 409A, and any successor statute, regulation and guidance thereto) of the Company, then only to the extent necessary to comply with the requirements of Code Section 409A, any payments to which Executive may become entitled under Section 4(c) which are subject to Code Section 409A (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the Date of Termination, at which time the Executive shall be paid an aggregate amount of any withheld payments otherwise due under Section 4(c), as applicable.

(d) Other Provisions. The effect of termination on any stock options or restricted stock granted or issued to Executive shall be governed by the terms and provisions of any applicable option agreement, restricted stock agreement and/or equity incentive plan. The amount of any benefit due to Executive after the date of such termination pursuant to this Agreement will not be reduced or offset by any payment or benefit that Executive may receive from any other source.

5. Restrictive Covenants. On the Effective Date, Executive will enter into a confidentiality, non-competition, non-solicitation, assignment of inventions and non-disparagement agreement, substantially similar to the Company’s standard form of agreement used for its senior executives, and the non-competition and non-solicitation covenants shall last for two years following the Date of Termination.

6. Indemnification. The Company shall, to the fullest extent permitted by law and by its Articles of Incorporation and Bylaws, indemnify Executive and hold him harmless for any acts or decisions made by him in good faith while performing his duties to the Company, and the Company shall at all times during Executive’s employment with the Company, maintain directors’ and officers’ liability insurance, at and upon commercially reasonable terms and limits.

7. General.

(a) Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (A) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (B) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (C) if sent by registered or certified mail, on the third business day following the day such mailing is made. All notices, requests, consents and other communications hereunder will be sent as follows:

If to the Company:	SulphCo, Inc.
850 Spice Islands Drive
Sparks, Nevada 89431
Attention: Chief Executive Officer

If to Executive:	Brian Savino
458 Jan Kelly Lane
Houston, TX 77024

(b) Entire Agreement. This Agreement (together with any other agreements referenced herein) embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto. The Company and Executive agree that they will negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A, or any successor statute, regulation and guidance thereto, provided, however, no such amendment will increase the financial obligations of the Company to Executive.

(d) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(e) Successors and Assigns; Third Party Beneficiaries. All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors, heirs, executors and permitted assigns of each party hereto. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. Executive may not assign any of Executive’s rights to compensation or other benefits under this Agreement, except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void. Nothing in this Agreement will be construed to create any rights or obligations except among the parties hereto, and (except for Executive’s estate or other legal representative) no person or entity will be regarded as a third-party beneficiary of this Agreement.

(f) Governing Law. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the State of Nevada, without giving effect to the conflict of law principles thereof.

(g) Jurisdiction, Venue. Any legal action or proceeding with respect to this Agreement will be brought in the Federal or state courts of Washoe County, Nevada with competent subject matter jurisdiction. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

(h) Severability. The parties intend this Agreement to be enforced as written. However, if any court of competent jurisdiction determines any provision, or any portion thereof, of this Agreement to be unenforceable or invalid, then such provision shall be deemed limited to the extent that such court deems it valid or enforceable and the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

(i) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(j) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, will operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(k) Expenses. Each party shall bear its own fees and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Agreement. The prevailing party in any legal proceeding to enforce this Agreement shall be entitled to legal fees and costs reasonably incurred.

(l) Deductions and Withdrawals. The Company will deduct from each payment to be made to Executive under this Agreement such amounts, if any, required to be deducted or withheld under applicable law or under any Company-sponsored employee benefit plan in which Executive participates.

(m) Tax Consequences. Executive hereby acknowledges and agrees that the Company makes no representations or warranties regarding the tax treatment or tax consequences of any compensation, benefits or other payments under the Agreement, including, without limitation, by operation of Code Section 409A, or any successor statute, regulation and guidance thereto.

(n) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be delivered by facsimile, and facsimile signatures shall be treated as original signatures for all applicable purposes.

(o) Opportunity to Review. Executive hereby acknowledges that Executive has had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement, and that Executive has had the opportunity to consult with counsel of Executive’s own choosing regarding such terms.  Executive further acknowledges that Executive fully understands the terms of this Agreement and has voluntarily executed this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date and year first above written.

SULPHCO, INC.

By: /s/ Robert van Maasdijk

Name: Robert van Maasdijk

Title: Chairman of the Board

EXECUTIVE

/s/ Brian Savino
Brian Savino